UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2007

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts	02090
(Address of Principal Executive Offices)	(Zip Code)

781-251-4700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2007 the Compensation Committee of LoJack Corporation, or the Company, adjusted the operating income target under the 2006 Senior Management Bonus Plan, or the Plan. The Plan’s original target was based on GAAP budgeted operating income for 2006. However, a number of events occurred in 2006 which were not contemplated by the budget including: expenses relating to an agreement for Joseph Abely’s retirement and resignation; excess costs related to the Clare litigation and appeal; expenses relating to our acquisition of an equity interest in SCIN, Inc.; an increase in Board of Directors’ compensation expense; and royalty income relating to Absolute Software warrants held by the Company. The total adjustment to operating income target as a result of these items is $3,705,000. Taking such adjustments into account, the Company achieved 89% of the adjusted operating income target under the Plan. Without such adjustment, the operating income achievement would have been less than 80%, resulting in no payout of the operating income portion of the bonuses. The Plan applies to all of the Company’s senior management officers. The adjustment is projected to increase the payment to all senior management officers by an aggregate of approximately $328,000.

  On February 9, 2007 the Compensation Committee adopted the 2007 Senior Management Bonus Plan, or the 2007 Plan, which is consistent with the structure of the 2006 Plan. Bonuses under the 2007 Plan will be based on meeting or exceeding certain individual goals and targets as well as Company revenue and operating income targets in 2007. The 2007 Plan applies to all of the Company’s senior management officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOJACK CORPORATION (Registrant)
By:	/s/ Thomas A. Wooters
Thomas A. Wooters, Executive Vice President and General Counsel

Date: February 16, 2007